Exhibit 99.1

Investor Relations

News from Aon

Aon Enters into $450 million Term Credit Agreement

CHICAGO, IL — June 15, 2011 - Aon Corporation (NYSE: AON) announced today its execution of a $450 million Term Credit Agreement (the “Agreement”).  The loans incurred under the Agreement will mature on October 1, 2013 and will bear interest at a variable annual rate of Libor plus a margin which varies depending on the Company’s public debt ratings.  As of the closing of the Agreement, the applicable interest rate is Libor plus 137.5 basis points, currently 1.56%.

Net proceeds of the loans under the Agreement were used, together with the net proceeds of the $500 million of our Senior Unsecured Notes issued May 24, 2011, for the complete repayment and termination of Aon’s $1 billion three-year Term Credit Agreement, which was entered into in connection with the merger transaction with Hewitt Associates Inc., had an outstanding principal balance of approximately $450 million as of June 15, 2011 (after application of the proceeds from the sale of the Senior Unsecured Notes), and bore interest at a variable annual rate of Libor plus 250 basis points, currently 2.71%.

In the second quarter, Aon will record a non-cash charge in interest expense of approximately $19 million as a result of the accelerated amortization of deferred financing costs associated with the repaid Term Credit Agreement.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. acted as joint book-runners and lead arrangers with Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, RBS Securities Inc. and Wells Fargo Securities, LLC as co-arrangers under the Agreement.

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing. Through its more than 59,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attract new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the extent to which Aon retains existing employees and attracts new personnel; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; changes in costs or assumptions associated with our outsourcing and consulting engagements that affect the profitability of these engagements; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s and, historically, Hewitt’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Investor Contact: Erika Meschbach Investor Relations 312-381-5957 erika.meschbach@aon.com	Media Contact: David Prosperi Global Public Relations 312-381-2485 david.prosperi@aon.com